Pricing Sheet dated October 1, 2009 relating to
Terms Supplement No. 7 dated October 1, 2009 to
Product Supplement No. 3 dated January 25, 2008 and
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	October 2009 Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA

Buffered PLUS Based on the Value of the S&P 500® Index due October 11, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Pricing Terms: October 1, 2009
Issuer:	Eksportfinans ASA
Maturity date:	October 11, 2011
Underlying index:	S&P 500® Index (SPX)
Aggregate principal amount:	$3,000,000.00
Payment at maturity:	• If the final index value is greater than the initial index value,
	$10.00 + leveraged upside payment
	In no event will the payment at maturity exceed the maximum payment at maturity.
	• If the final index value is less than or equal to the initial index value and has decreased from the initial index
	value by an amount less than or equal to the buffer amount of 20.00%,
	$10.00
	• If the final index value is less than the initial index value and has decreased from the initial index value by an
	amount greater than the buffer amount of 20.00%,
	($10.00 x index performance factor) + $2.00
	This amount will be less than the stated principal amount of $10.00. However, under no circumstances will the
	Buffered PLUS pay less than $2.00 per Buffered PLUS at maturity.
Leveraged upside payment:	$10.00 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,029.85
Final index value:	The index closing value on the valuation date.
Valuation date:	October 5, 2011, subject to adjustment for certain market disruption events
Leverage factor:	200.00%
Buffer amount:	20.00%
Minimum payment at maturity:	$2.00 (20.00% of the stated principal amount)
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$11.86 (118.60% of the stated principal amount)
Stated principal amount:	$10.00
Issue price:	$10.00
Trade date:	October 1, 2009
Original issue date:	October 8, 2009 (5 business days after the trade date)
CUSIP:	282649557
ISIN:	US2826495572
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10.00	$0.001	$9.999
Total	$3,000,000.00	$300.00	$2,999,700.00

          (1) For additional information, see “Supplemental Plan of Distribution” in the product supplement no. 3.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by Morgan Stanley. Eksportfinans ASA is an authorized sublicensee. The PLUS are not sponsored, endorsed, sold or promoted by Standard & Poor's Financial Services LLC, and Standard & Poor's Financial Services LLC makes no representation regarding the advisability of investing in the PLUS.

“Performance Leveraged Upside Securities” and “PLUS” are the service marks of Morgan Stanley

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED
PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 7 dated October 1, 2009
Product Supplement No. 3 dated January 25, 2008	Prospectus Supplement and Prospectus dated February 5, 2007

MORGAN STANLEY

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.